Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 of Applied Digital Solutions, Inc. and subsidiaries of our report dated March 19, 2001, except as to Notes 2 and 13 which are as of November 14, 2001, relating to the financial statements and our report dated March 19, 2001 relating to the financial statement schedule, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
February 7, 2002